Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Ventas, Inc. dated November 25, 2011, and to the incorporation by reference therein of our report dated March 1, 2011 with respect to the consolidated financial statements and schedule of Nationwide Health Properties, Inc. appearing in Ventas, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 11, 2011.

/s/ Ernst & Young LLP

Irvine, California

November 23, 2011